Exhibit 4.3

LOCK UP AGREEMENT

This LOCK UP AGREEMENT dated as of January 27, 2012 (this “Agreement”), is by and between SEASPAN CORPORATION, a Marshall Islands corporation (the “Company”), and                      (“Seller”).

RECITALS

WHEREAS, the Company and Seller are parties to a Share Purchase Agreement, dated as of January 27, 2012 (the “Purchase Agreement”), and are entering into an Escrow Agreement (the “Escrow Agreement”) of even date herewith;

WHEREAS, pursuant to the Purchase Agreement, at the closing of the transactions contemplated by the Purchase Agreement, the Company will issue to Seller the number of Class A common shares, par value $0.01 per share, of the Company (“Class A Common Shares”) identified as “Closing Consideration Shares” on Schedule A to this Agreement and deposit on Seller’s behalf with the Escrow Agent the number of Class A Common Shares identified as “Escrow Consideration Shares” on Schedule A to this Agreement; and

WHEREAS, as an inducement and a condition to closing the transactions contemplated by the Purchase Agreement, the Company desires that Seller enter into, and Seller is willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seller, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

(b) “Board” means the Board of Directors of the Company.

(c) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as the same may be amended.

(d) “Change of Control” means

i.	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets;

ii.	an order made for, or the adoption by the Board of a plan of, liquidation or dissolution of the Company;

iii.	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (for the purposes of this definition, as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s voting securities, measured by voting power rather than number of shares;

iv.	if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

v.	a change in directors after which a majority of the members of the Board are not Continuing Directors; or

vi.	the consolidation of the Company with, or the merger of the Company with or into, any “person”, or the consolidation of any “person” with, or the merger of any “person” (with or into) the Company, in any such event pursuant to a transaction in which any of the outstanding common shares of the Company are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

(e) “Common Shares” means the Closing Consideration Shares and the Escrow Consideration Shares, or any Class A Common Shares issued by the Company in exchange for or in replacement of the Closing Consideration Shares or the Escrow Consideration Shares (including any Class A Common Shares issued as a result of a stock split or other reorganization).

(f) “Continuing Directors” means, as of any date of determination, any member of the Board who either (i) was a member as of the date of this Agreement or (ii) was nominated for election or appointment to the Board with the approval of the majority of the members of the Board who either were members of the Board as of the date of this Agreement or whose nomination or election was previously so approved.

(g) “Control” includes, but is not limited to, when used with respect to a specific Person (i) any other Person who beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities of such Person or the distributable profits or losses of such Person, or (ii) any other Person having the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) “Lockup Securities” means with respect to the Seller at any time:

i.	during the first year of the Lockup Period, one hundred percent (100%) of (A) the Common Shares owned of record or Beneficially Owned by the Seller as of the date hereof (as set forth on Schedule A) and (B) any Class A Common Shares issued by the Company after the Closing in exchange for or in replacement of the Closing Consideration Shares or the Escrow Consideration Shares (including any Class A Common Shares issued as a result of a stock split or other reorganization);

ii.	during the second year of the Lockup Period, an amount of Common Shares equal to seventy-five percent (75%) of the aggregate Common Shares owned of record or Beneficially Owned by the Seller as of the date hereof (as set forth on Schedule A); provided, however, that the number of Lockup Securities shall be appropriately adjusted for any Class A Common Shares issued by the Company after the Closing in exchange for or in replacement of the Closing Consideration Shares or the Escrow Consideration Shares (including any Class A Common Shares issued as a result of a stock split or other reorganization);

iii.	during the third year of the Lockup Period, an amount of Common Shares equal to fifty percent (50%) of the aggregate Common Shares owned of record or Beneficially Owned by the Seller as of the date hereof (as set forth on Schedule A); provided, however, that the number of Lockup Securities shall be appropriately adjusted for any Class A Common Shares issued by the Company after the Closing in exchange for or in replacement of the Closing Consideration Shares or the Escrow Consideration Shares (including any Class A Common Shares issued as a result of a stock split or other reorganization); and

iv.	during the last year of the Lockup Period, an amount of Common Shares equal to twenty-five percent (25%) of the aggregate Common Shares owned of record or Beneficially Owned by the Seller as of the date hereof (as set forth on Schedule A); provided, however, that the number of Lockup Securities shall be appropriately adjusted for any Class A Common Shares issued by the Company after the Closing in exchange for or in replacement of the Closing Consideration Shares or the Escrow Consideration Shares (including any Class A Common Shares issued as a result of a stock split or other reorganization).

(j)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including, without limitation, any beneficiary thereof), “group” (as defined in Section 13(d)(3) of the Exchange Act), unincorporated organization or government or any agency or political subdivision thereof.

(k)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Restrictions on Transfer; Covenants.

(a) Lock Up. During the period from the date hereof until the fourth anniversary of the date hereof (the “Lockup Period”), the Seller shall not (and shall not permit its affiliates to), directly or indirectly (i) offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, assign, distribute or otherwise dispose of any Lockup Securities, or (ii) establish any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Lockup Securities, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of, whether or not such transaction is to be settled by delivery of any Lockup Securities, other securities, cash or other consideration (each, a “Transfer”).

(b) Permitted Transfers. Notwithstanding the foregoing, during the Lockup Period, the Seller and the Seller’s affiliates shall be permitted to Transfer any Lockup Securities as follows: (i) pursuant to (x) a tender offer or exchange offer commenced by the Company or (y) a bona fide third party tender offer or exchange offer which is not induced directly or indirectly by the Seller or any of the Seller’s affiliates and which is approved by the Board or in which the Seller would be disadvantaged, in any material respect, if the Seller failed to tender; (ii) on the Seller’s death by will or intestacy; (iii) to another party to the Purchase Agreement, (iv) to an affiliate of the Seller or (v) to Deep Water Holdings, LLC; provided however, that in the case of a Transfer pursuant to (ii), (iii), (iv) or (v) above, it shall be a condition to such Transfer that the transferee (each a “Permitted Transferee”) execute an agreement substantially in the form of this Agreement (but with any appropriate adjustments to the percentages in the definition of “Lockup Securities” for such Transferred Lockup Securities, to ensure that Lockup Securities retain their locked up status as a result of the Transfer as originally intended by this Agreement) stating that the transferee is receiving and holding the Lockup Securities subject to the provisions of this Agreement.

(c) Legends/Stop Orders. Seller acknowledges and agrees that the Company shall be entitled to place legends on the certificates representing any of the Lockup Securities and/or stop orders with the transfer agent of the Company with respect to any of the Lockup Securities; provided, however, that any Closing Consideration Shares may be held by a custodian.

(d) Annual Certification. On or within five business days of each anniversary of the date hereof (or upon the reasonable request of the Company from time to time), Seller shall deliver to the Company a certificate, in form and substance reasonably acceptable to the Company, certifying the number of Common Shares held of record or Beneficially Owned by Seller and Seller’s affiliates as of such anniversary date or such other date, as applicable.

(e) Termination. Except as otherwise provided herein, the covenants and agreements contained in this Section 2 with respect to the Common Shares shall terminate upon the earlier of (i) the end of the Lockup Period or (ii) a Change of Control of the Company.

(f) Certain Events. Except as otherwise provided herein, Seller agrees that this Agreement and the obligations hereunder shall attach to the Lockup Securities and shall be binding upon any Person to which legal or Beneficial Ownership of the Lockup Securities shall pass, whether by operation of law or otherwise. Notwithstanding any such transfer of Lockup Securities, the transferor shall remain liable for the performance of all obligations under this Agreement.

3. Ownership of Shares; Voting Rights. During the Lockup Period, Seller shall retain all rights of ownership in the Common Shares, including, voting rights and the right to receive any dividends that may be declared in respect thereof and paid in cash or Class A Common Shares (in each case, a “Dividend”). Any Class A Common Shares issued to Seller during the Lockup Period (i) as a Dividend (other than in connection with a stock split, whether effected directly or through a Dividend), (ii) upon reinvestment of a Dividend through the Company’s dividend reinvestment program, or (iii) in satisfaction of a Fleet Growth Payment to which Seller is entitled under the terms of the Purchase Agreement, shall not be subject to the terms of this Agreement.

4. Representations and Warranties. Seller hereby represents and warrants to the Company as follows:

(a) Ownership of Shares. Seller owns the number of Common Shares listed opposite such Seller’s name on Schedule A hereto free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(b) Authorization. Seller has the legal capacity, power and authority to enter into and perform all of Seller’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, shareholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement enforceable against Seller in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Seller is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Seller (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Seller or any of its properties or assets.

5. Further Assurances. From time to time until the expiration of the Lockup Period, at the Company’s request and without further consideration, Seller shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6. Miscellaneous.

(a) Entire Agreement. This Agreement, the Escrow Agreement and the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Board in the case of an assignment by Seller, and Seller in the case of any assignment by the Company.

(c) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (x) when delivered personally or via overnight courier, upon actual delivery, (y) when sent by confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next business day, or (z) five days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to Seller, to the address set forth for Seller on Schedule A.

If to the Company:

Seaspan Corporation

Attn: Corporate Secretary

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax: 604.638.2595

with copy to (which shall not constitute notice):

Perkins Coie LLP

Attn: David S. Matheson

1120 N.W. Couch Street

Tenth Floor

Portland, OR 97209-4128

Fax: 503.727.2222

as agent for service of process in British Columbia:

Farris, Vaughan, Willis & Murphy LLP

2500 – 700 W Georgia St.

Vancouver, BC V7Y 1B3

Canada

Attention: Mark Chu

Facsimile No.: (604) 661-9349

(e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f) Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(j) Governing Law. This Agreement will be governed and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. Each party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of or located in British Columbia in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the courts of or located in British Columbia, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the court within British Columbia and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party appoints the person indicated as its authorized agent under Section 6(d) or Schedule A, as applicable, to accept and acknowledge on its behalf service and any and all process which may be served in any action, suit or proceeding of the nature referred to above; said designation and appointment shall, to the fullest extent permitted by law, be irrevocable until this Agreement is terminated. Each party irrevocably consents to service of process in the manner provided for giving notices in Section 6(d). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(k) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY

SEASPAN CORPORATION

By:
Name:	Sai W. Chu
Title:	Chief Financial Officer

SELLER

By:
Name:
Title:

SCHEDULE A

Seller	Address for Notice (including facsimile number)	Address for Service of Process in British Columbia (including facsimile number)	Closing Consideration Shares	Escrow Consideration Shares